Exhibit (a)(1)(A)

PRELIMINARY COPY

OFFER TO EXCHANGE

WARRANTS TO ACQUIRE SHARES OF CLASS A COMMON STOCK

OF

SHIFT TECHNOLOGIES, INC.

AND

CONSENT SOLICITATION

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON [●], 2020, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT TO ALL HOLDERS OF PUBLIC WARRANTS.

Shift Technologies, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), is making an offer to all holders of the warrants described below to exchange during the Offer Period 0.25 shares of our Class A common stock, par value $0.0001 per share, and $1.00 in cash, without interest (together, the “Exchange Consideration”), for each Public Warrant (as defined below) tendered. The “Offer Period” is the period commencing on [●], 2020 and ending at 12:00 midnight, Eastern Time, on [●], 2020, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal and Consent (together, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include 7,532,494 publicly traded warrants to purchase our Class A common stock, which were publicly issued as warrants to purchase the Class A common stock of the Company, formerly known as Insurance Acquisition Corp. (“IAC”), in connection with the initial public offering of IAC’s securities on March 22, 2019 (the “IAC IPO”), which entitle such warrant holders to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustments (the “Public Warrants”). The Offer does not relate to the 212,500 warrants to purchase Class A common stock, which were privately issued in connection with the IAC IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Placement Warrants.”

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Public Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of March 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Public Warrants, to permit the Company to require that each outstanding Public Warrant be converted into a combination of 0.225 shares of our Class A common stock and $0.90 in cash, without interest (the “Conversion Consideration”), which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer, thus eliminating all of the Public Warrants, as described in this Offer Letter. We are not seeking consents, and will not accept letters of transmittal to participate in the Offer and consent to the Warrant Amendment, until we have filed a definitive proxy statement with respect to the Consent Solicitation. If the Warrant Amendment is approved, we will not enter into the Warrant Amendment until at least 20 business days after the definitive proxy statement is sent to holders of Public Warrants.

One of the conditions to consummation of the Offer (which condition may be waived by the Company, in its sole discretion) is that holders of at least 65% of the outstanding Public Warrants are tendered in the Offer and Consent Solicitation. The execution and delivery of the Letter of Transmittal and Consent with respect to Public Warrants will constitute your consent to the Warrant Amendment and will also authorize and direct the Depository (as defined below) to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Public Warrants that you tender. If you hold Public Warrants, you must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer and Consent Solicitation.

Our Class A common stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SFT” and “SFTTW,” respectively. On November [●], 2020, the last reported sale prices on Nasdaq for our Class A common stock and Public Warrants were $[●] and $[●], respectively. As of November 4, 2020, 7,532,494 Public Warrants were outstanding. Warrant holders should obtain current market quotations for the shares of Class A common stock and Public Warrants before deciding whether to tender their Public Warrants pursuant to the Offer.

The Offer is to permit holders of Public Warrants to tender any and all outstanding Public Warrants in exchange for the Exchange Consideration for each Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects. No fractional shares of Class A common stock will be issued. Public Warrants may only be exchanged for whole shares of Class A common stock. In lieu of issuing fractional shares of Class A common stock to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares. Holders are also entitled to exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrant.

If you elect to tender Public Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Public Warrants in accordance with their terms, please follow the instructions for exercise included in the Public Warrants.

If you tender Public Warrants, you may withdraw your tendered Public Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Offer Letter. In addition, tendered Public Warrants that are not accepted by us for exchange by [●], 2020, may thereafter be withdrawn by you until such time as the Public Warrants are accepted by us for exchange. If you withdraw the tender of your Public Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Investing in the Company’s Class A common stock involves a high degree of risk. See “The Offer and Consent Solicitation, Section 13. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Public Warrants in the Offer.

The Offer and Consent Solicitation will commence on November [●], 2020 (the date the materials relating to the Offer and Consent Solicitation are first sent to the Public Warrant holders) and end on the Expiration Date.

A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Public Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer and Consent Solicitation.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“CST” OR THE “DEPOSITARY”), MORROW SODALI, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR WELLS FARGO SECURITIES, LLC, THE COMPANY’S DEALER MANAGER FOR THE OFFER (“WELLS FARGO” OR THE “DEALER MANAGER”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER PUBLIC WARRANTS OR CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer Letter or passed upon the merits or fairness of the Offer Letter or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

IMPORTANT PROCEDURES

If you want to tender some or all of your Public Warrants, you must do one of the following before the Expiration Date:

●	if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Public Warrants for you, which typically can be done electronically;

●	if you hold Public Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Public Warrants and any other documents required by the Letter of Transmittal and Consent, to CST; or

●	if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Public Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Public Warrants.”

If you want to tender your Public Warrants, but:

●	your certificates for the Public Warrants are not immediately available or cannot be delivered to the Depositary;

●	you cannot comply with the procedure for book-entry transfer; or

●	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Public Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Public Warrants.”

TO TENDER YOUR PUBLIC WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES OF CLASS A COMMON STOCK WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES OF CLASS A COMMON STOCK TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON OCTOBER 12, 2025, AT 5:00 P.M EASTERN TIME, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED AND THE COMPANY ELECTS TO REQUIRE THAT ALL OUTSTANDING PUBLIC WARRANTS BE EXCHANGED FOR THE CONVERSION CONSIDERATION.

THE OFFER RELATES TO THE PUBLIC WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE IAC IPO, WHICH TRADE ON NASDAQ UNDER THE SYMBOL “SFTTW.” ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF NOVEMBER 4, 2020, THERE WERE 7,532,494 PUBLIC WARRANTS OUTSTANDING.

THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE PUBLIC WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE PUBLIC WARRANTS.

If you have any questions or need assistance, you should contact Morrow Sodali, the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:

470 West Avenue, 3rd Floor

Stamford, CT 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage firms, please call: (203) 658-9400

Email: SFTTW.info@morrowsodali.com

The address of the Depositary is:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, NY 10004

Attention: Corporate Actions Department

We are not making the Offer to, and will not accept any tendered Public Warrants from, Public Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Public Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer or the Dealer Manager for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Depositary, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Public Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

PRELIMINARY COPY

SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Shift Technologies, Inc. An investment in our Class A common stock involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 34.

The Company	Shift Technologies, Inc., a Delaware corporation. Our principal executive offices are located at 2525 16th Street, Suite 316, San Francisco, California 94103. Our telephone number is (855) 575-6739.

The Public Warrants	As of November 4, 2020, the Company had 7,532,494 Public Warrants outstanding. Each Public Warrant is exercisable for one share of our Class A common stock, par value $0.0001 per share, at an exercise price of $11.50. By their terms, the Public Warrants will expire on October 12, 2025, at 5:00 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Public Warrants. The Offer relates to the Public Warrants that were publicly issued in connection with the IAC IPO, which trade on Nasdaq under the symbol “SFTTW.” Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The Class A Common Stock	As of November 4, 2020, the Company had 82,106,969 shares of Class A common stock outstanding. The shares issuable upon exchange of the Public Warrants pursuant to the Offer represent approximately 2.29% of our outstanding shares of Class A common stock as of November 4, 2020.

Market Information	Our shares of Class A common stock and Public Warrants are listed on Nasdaq under the symbols “SFT” and “SFTTW,” respectively. On November [●], 2020, the last reported sale prices on Nasdaq for our Class A common stock and Public Warrants were $[●] and $[●], respectively.

The Offer	The Offer is to permit holders of Public Warrants to tender any and all outstanding Public Warrants in exchange for 0.25 shares of Class A common stock and $1.00 in cash, without interest. A holder may tender as few or as many Public Warrants as the holder elects. Public Warrants may only be exchanged for whole shares of Class A common stock. In lieu of issuing fractional shares of Class A common stock to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares. Holders may also exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrants. See “The Offer and Consent Solicitation, Section 1. General Terms.”

The shares of Class A common stock to be exchanged for the Public Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of such shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. The shares of Class A common stock that you receive in the Offer will be freely-tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

The Consent Solicitation	In order to tender the Public Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Public Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into 0.225 shares of Class A common stock and $0.90 in cash, without interest, which is a ratio 10% less than the Exchange Consideration applicable to the Offer, thus eliminating all of the Public Warrants. We are not seeking consents, and will not accept letters of transmittal to participate in the Offer and consent to the Warrant Amendment, until we have filed a definitive proxy statement with respect to the Consent Solicitation. If the Warrant Amendment is approved, we will not enter into the Warrant Amendment until at least 20 business days after the definitive proxy statement is sent to holders of Public Warrants.

U.S. Federal Income Tax Consequences of the Offer and Warrant Amendment

For holders of Public Warrants who participate in the Offer, we intend to treat your exchange of Public Warrants for our cash and Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which you should recognize gain, but not loss, on the exchange of Public Warrants for cash and Class A common stock. The amount of gain recognized should equal the lesser of (i) the amount of cash received and (ii) the amount by which the cash and the value of the Class A common stock received in the exchange exceeds the adjusted tax basis in the Public Warrants exchanged therefor. Your holding period for the shares received in the exchange should include your holding period for the surrendered Public Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Public Warrants for our Class A common stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income.

We intend to treat the adoption of the Warrant Amendment as a deemed exchange of existing “old” Public Warrants for “new” Public Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should generally not recognize any gain or loss on the deemed exchange of Public Warrants for “new” Public Warrants, (ii) your aggregate tax basis in the “new” Public Warrants deemed to be received in the exchange should generally equal your aggregate tax basis in your existing Public Warrants, and (iii) your holding period for the “new” Public Warrants deemed to be received in the exchange should generally include your holding period for the surrendered Public Warrants.

Public Warrant holders are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” for more information regarding the Offer as well as the adoption of the Warrant Amendment.

Reasons for the Offer	The Offer and Consent Solicitation are being made to all holders of Public Warrants. The purpose of the Offer and Consent Solicitation is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of Public Warrants. See “The Offer and Consent Solicitation, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	12:00 midnight, Eastern Time, on [●], 2020, or such later date to which we may extend the Offer. All Public Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See “The Offer and Consent Solicitation, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Public Warrants and change your mind, you may withdraw your tendered Public Warrants at any time until the Expiration Date, as described in greater detail under “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	To our knowledge, none of our directors or executive officers beneficially own Public Warrants, and therefore, will not participate in the Offer.

For more information, see “The Offer and Consent Solicitation, Section 5.D. Background and Purpose of the Offer—Interests of Directors and Executive Officers.”

Conditions of the Offer	The conditions of the Offer are:

i. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii. no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

iv. there shall not have occurred:

a. any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b. any material adverse change in the price of the shares of our Class A common stock in U.S. securities or financial markets;

c. a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d. any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e. a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

v. at least 65% of the Public Warrants (which is the minimum number required to amend the Warrant Agreement) are tendered in the Offer and Consent Solicitation.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described under “The Offer and Consent Solicitation, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See “The Offer and Consent Solicitation, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.”

Fractional Shares	No fractional shares of Class A common stock will be issued. Public Warrants may only be exchanged for whole shares of Class A common stock. In lieu of issuing fractional shares of Class A common stock to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares. See “The Offer and Consent Solicitation, Section 1.B. General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether to tender Public Warrants. You must make your own decision as to whether to tender some or all of your Public Warrants. See “The Offer and Consent Solicitation, Section 1.C. General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Public Warrants	To tender your Public Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Public Warrants” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

THE OFFER AND CONSENT SOLICITATION

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 13 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 10, 13 and 15.

1. GENERAL TERMS

The Offer is to permit holders of Public Warrants that were publicly issued in connection with the IAC IPO to tender any and all outstanding Public Warrants in exchange for 0.25 shares of our Class A common stock and $1.00 in cash, without interest, for each Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects. No fractional shares of Class A common stock will be issued. Public Warrants may only be exchanged for whole shares of Class A common stock. In lieu of issuing fractional shares of Class A common stock to which any holder of Public Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares. Holders may also exercise their Public Warrants during the Offer Period in accordance with the terms of the Public Warrants.

You may tender some or all of your Public Warrants on these terms. The Offer relates to the Public Warrants that were publicly issued in connection with the IAC IPO, which trade on Nasdaq under the symbol “SFTTW.” The Offer does not relate to the Placement Warrants that were privately issued in connection with the IAC IPO based on an exemption from registration under the Securities Act. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer. As of November 4, 2020, there were 7,532,494 Public Warrants outstanding.

If you elect to tender Public Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Public Warrants, you may withdraw your tendered Public Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The shares of Class A common stock to be exchanged for the Public Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of such shares upon exchange of the Public Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. The shares of Class A common stock that you receive in the Offer will be freely-tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

As part of the Offer, we are also soliciting from the holders of the Public Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into 0.225 shares of Class A common stock and $0.90 in cash, without interest, which is a ratio 10% less than the Exchange Consideration applicable to the Offer, thus eliminating all of the Public Warrants. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment.

Holders who tender Public Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Public Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Public Warrants.

You cannot tender any Public Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Public Warrants, you should be aware that a tender of Public Warrants may result in the approval of the Warrant Amendment.

We are not seeking consents, and will not accept letters of transmittal to participate in the Offer and consent to the Warrant Amendment, until we have filed a definitive proxy statement with respect to the Consent Solicitation. If the Warrant Amendment is approved, we will not enter into the Warrant Amendment until at least 20 business days after the definitive proxy statement is sent to holders of Public Warrants.

A. Period of Offer

The Offer and Consent Solicitation will only be open for a period beginning on November [●], 2020 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance, however, that we will exercise our right to extend the Offer and Consent Solicitation.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Public Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR PUBLIC WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE PUBLIC WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER PUBLIC WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance, however, that we will exercise our right to extend the Offer and Consent Solicitation. If we extend the Offer and Consent Solicitation, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer and Consent Solicitation.

2. PROCEDURE FOR TENDERING PUBLIC WARRANTS

A. Proper Tender of Public Warrants

To validly tender Public Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Public Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering Public Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Public Warrants tendered; and (iii) set forth the number of the Public Warrant certificate(s) representing such Public Warrants.

Where Public Warrants are tendered by a registered holder of the Public Warrants who has completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal and Consent, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Public Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Public Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Public Warrants, with the signature(s) on the Public Warrants or instruments of assignment guaranteed.

A tender of Public Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND PUBLIC WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Public Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Public Warrants by causing DTC to transfer such Public Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Public Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), with any required signature guarantee, or an Agent’s Message (as defined below), and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal and Consent (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Public Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Public Warrants into the Depositary’s account at DTC.

PUBLIC WARRANTS HELD IN STREET NAME. If Public Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Public Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Public Warrants on your behalf.

Unless the Public Warrants being tendered are delivered to the Depositary by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of the Exchange Consideration upon tender of Public Warrants will be made only against the valid tender of Public Warrants.

GUARANTEED DELIVERY. If you want to tender your Public Warrants pursuant to the Offer, but (i) your Public Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Public Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution;

(b) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c) the Depositary receives, within two (2) Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Public Warrants, or confirmation of receipt of the Public Warrants pursuant to the procedure for book-entry transfer as described above; and

(2) a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the issuance of Exchange Consideration for Public Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Public Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.

Public Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether at least 65% of the Public Warrants (which is the minimum number required to amend the Warrant Agreement) have been tendered in the Offer and Consent Solicitation, unless such Public Warrants and other required documents are received by the Depositary by the Expiration Date.

B. Conditions of the Offer

The conditions of the Offer are:

i. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii. no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

iv. there shall not have occurred:

a. any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b. any material adverse change in the price of the shares of our Class A common stock in U.S. securities or financial markets;

c. a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d. any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e. a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

v. at least 65% of the Public Warrants (which is the minimum number required to amend the Warrant Agreement) are tendered in the Offer and Consent Solicitation.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described under “The Offer and Consent Solicitation, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See “The Offer and Consent Solicitation, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.”

C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Public Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Public Warrants that it determines are not in proper form or reject tenders of Public Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Public Warrants. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D. Tender Constitutes an Agreement

A tender of Public Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Public Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Public Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Public Warrants is unknown and cannot be predicted with certainty; (iv) such Public Warrant holder has read this Offer Letter; (v) such Public Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Public Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Public Warrant holder’s tender of Public Warrants or receipt of the Exchange Consideration are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Public Warrants, such Public Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Public Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Public Warrant holder. Our acceptance for payment of Public Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Public Warrant holder and us upon the terms and subject to certain conditions of the Offer.

E. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Public Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Public Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Payment/Issuance Instructions” in the Letter of Transmittal and Consent; or (ii) such Public Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal and Consent.

3. WITHDRAWAL RIGHTS

Tenders of Public Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Public Warrants tendered and tenders of such Public Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Public Warrants may also be withdrawn if the Company has not accepted the Public Warrants for exchange by [●], 2020.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Public Warrants for which tenders are to be withdrawn and the number of Public Warrants to be withdrawn. If the Public Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Public Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Public Warrant holder). Withdrawal may not be cancelled, and Public Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Public Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Public Warrants desiring to withdraw tendered Public Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Public Warrants. In order to withdraw previously tendered Public Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. Holders of Public Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Public Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Public Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Public Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Public Warrant holder who tendered the Public Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Public Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Public Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Public Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4. ACCEPTANCE OF PUBLIC WARRANTS AND ISSUANCE OF EXCHANGE CONSIDERATION

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Public Warrants validly tendered as of the Expiration Date. The Exchange Consideration to be issued will be delivered promptly following the Expiration Date. In all cases, Public Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Public Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Public Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended shares of Class A common stock, which will be freely tradable.

5. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Shift Technologies, Inc.

Shift Technologies, Inc. (f/k/a Insurance Acquisition Corp) was originally incorporated in March 2018 as a special purpose acquisition company, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more target businesses. On March 22, 2019, IAC consummated its initial public offering, following which its shares began trading on Nasdaq. On October 13, 2020, in a transaction referred to as the “Merger,” IAC consummated a merger with Shift Platform, Inc. (f/k/a Shift Technologies, Inc. (“Shift”)), whereby IAC Merger Sub, Inc., a direct wholly owned subsidiary of IAC, merged with and into Shift with Shift continuing as the surviving entity. In connection with the closing of the Merger, IAC changed its name to “Shift Technologies, Inc.” and its symbols on Nasdaq from “INSU,” and “INSUW,” to “SFT” and “SFTTW” for its shares of Class A common stock and Public Warrants, respectively.

We are a leading end-to-end auto ecommerce platform (based on volume) transforming the used car industry with a technology-driven, hassle-free customer experience. Our mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. We provide comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. Each of these steps is powered by our software solutions, mobile transactions platform, and scalable logistics, combined with our five centralized inspection, reconditioning & storage centers, called Hubs.

Our principal executive offices are located at 2525 16th Street, Suite 316, San Francisco, California 94103, and our telephone number is (855) 575-6739.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved this Offer and Consent Solicitation and the Exchange Consideration and other terms of this Offer and Consent Solicitation. The board of directors set the Exchange Consideration in order to provide the holders of the Public Warrants with an incentive to exchange the Public Warrants in exchange for cash and a number of shares of Class A common stock that would be less dilutive than exercising the Public Warrants in accordance with their terms. The board believes that the Exchange Consideration provides holders of the Public Warrants with an incentive to exchange the Public Warrants for the Exchange Consideration because, based on recent trading prices of our Class A common stock and Public Warrants, the market value of the Exchange Consideration is greater than that of the Public Warrants, and holders who exchange Public Warrants, which are currently out of the money, will receive cash and shares of our Class A common stock that are freely tradeable.

C. Purpose of the Offer

The Offer and Consent Solicitation is being made to all holders of Public Warrants. The purpose of the Offer is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of Public Warrants. The Company’s board of directors believes that by allowing holders of Public Warrants to exchange one Public Warrant for the Exchange Consideration, the Company can potentially reduce, or eliminate, the substantial number of shares of Class A common stock that would be issuable upon exercise of the Public Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if all of the outstanding Public Warrants were validly tendered in the Offer, the Company would issue approximately 1,883,123 shares of Class A common stock in exchange for such tendered Public Warrants. However, if all of the outstanding Public Warrants were exercised for shares of Class A common stock pursuant to the terms of the Public Warrants, the Company would issue 7,532,494 shares in such exercise. The Public Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Shift Technologies, Inc., 2525 16th Street, Suite 316, San Francisco, California 94103 and the telephone number for each such person is (855) 575-6739.

Name	Position
George Arison	Co-Chief Executive Officer and Chairman
Toby Russell	Co-Chief Executive Officer and President
Cindy Hanford	Chief Financial Officer
Sean Foy	Chief Operating Officer
Karan Gupta	Senior Vice President of Engineering
Victoria McInnis	Director
Kellyn Smith Kenny	Director
Jason Krikorian	Director
Emily Melton	Director
Adam Nash	Director
Manish Patel	Director

As of November 4, 2020, the Company had 82,106,969 outstanding shares of Class A common stock and 7,532,494 outstanding Public Warrants. The shares of Class A common stock issuable upon exchange of the outstanding Public Warrants pursuant to the Offer represent approximately 2.29% of our outstanding shares of Class A common stock as of November 4, 2020.

To our knowledge, none of our directors or executive officers beneficially own Public Warrants. The Company does not beneficially own any Public Warrants.

Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Public Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY HOLDER OF PUBLIC WARRANTS AS TO WHETHER TO EXERCISE SOME OR ALL OF THEIR PUBLIC WARRANTS. EACH HOLDER OF PUBLIC WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR PUBLIC WARRANTS.

E. Plans, Proposals or Negotiations

Except as set forth below in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●	changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, OR THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY PUBLIC WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.

6. PRICE RANGE OF SHARES AND PUBLIC WARRANTS

Our shares of Class A common stock and Public Warrants are listed on Nasdaq under the symbols “SFT” and “SFTTW,” respectively. Prior to October 15, 2020, our shares of Class A common stock and Public Warrants were listed on Nasdaq under the symbols “INSU” and “INSUW,” respectively. On November [●], the last reported sale prices for shares of Class A common stock and the Public Warrants were $[●] and $[●], respectively.

The Company recommends that holders consider current market quotations for the shares of Class A common stock and Public Warrants, among other factors, before deciding whether or not to tender their Public Warrants.

	Shares		Public Warrants
	High	Low	High	Low
	$	$	$	$
Fiscal 2019
Third Quarter(1)	9.85	9.70	1.00	0.55
Fourth Quarter	9.96	9.84	0.93	0.75
Fiscal 2020	10.00	9.85	1.19	0.93
First Quarter	10.10	9.519	1.27	0.60
Second Quarter	14.91	10.01	10.00	0.50
Third Quarter	14.49	10.51	4.135	1.61
Fourth Quarter(2) (through October 30, 2020)	12.75	8.80	3.09	1.88

(1)	Beginning on May 13, 2019.

(2)	The Merger closed on October 13, 2020. Beginning on October 15, 2020, our common stock and Public Warrants began trading under the symbols “SFT” and “SFTTW,” respectively.

The table below indicates the implied Public Warrant value at various hypothetical stock prices based on the exchange ratio of 0.25 shares per Public Warrant. The implied Public Warrant value is calculated by multiplying the prices per share in the table below by the number of shares to be received as part of the Exchange Consideration and the cash to be received as part of the Exchange Consideration. The stock prices below are included for illustrative purposes only and there can be no assurance that the shares will trade at such prices prior to, at or after the expiration of the Offer.

Price per Share	Implied Public Warrant Value
$8.00	$3.00
$8.20	$3.05
$8.40	$3.10
$8.60	$3.15
$8.80	$3.20
$9.00	$3.25
$9.20	$3.30
$9.40	$3.35
$9.60	$3.40
$9.80	$3.45
$10.00	$3.50
$10.20	$3.55
$10.40	$3.60
$10.60	$3.65
$10.80	$3.70
$11.00	$3.75
$11.20	$3.80
$11.40	$3.85
$11.60	$3.90
$11.80	$3.95
$12.00	$4.00

7. SOURCE AND AMOUNT OF FUNDS

We will use existing funds, including proceeds from the PIPE Investment (defined below) and the release of cash previously invested in marketable securities held in a trust account prior to the closing of the Merger, to fund the cash portion of the Exchange Consideration and to pay expenses associated with the Offer and Consent Solicitation.

8. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Warrant Agreement

In connection with our initial public offering and the appointment of a warrant agent for the Public Warrants, we entered into a warrant agreement (the “Warrant Agreement”) with CST on March 19, 2019. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Public Warrants.

PIPE Investment

In connection with the Merger, pursuant to subscription agreements dated June 29, 2020 by and between the Company and the investors party thereto (the “PIPE Investors”), with respect to a private placement of Class A common stock, the Company issued and sold to the PIPE Investors 18,900,000 shares of Class A common stock at a price per share of $10.00 (the “PIPE Investment”). The PIPE Investment was conditioned on the substantially concurrent closing of the Merger and other customary closing conditions. The proceeds from the PIPE Investment will be used, among other things, for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Amended and Restated Registration Rights Agreement

At the closing of the Merger, the Company entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC (together with Insurance Acquisition Sponsor, LLC, “IAC Sponsor”), Cantor Fitzgerald & Co., and certain other initial stockholders of IAC, requiring the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Merger. The Amended and Restated Registration Rights Agreement also provides certain demand rights and piggyback rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods.

Sponsor Letter Agreement

Upon the closing of the Merger, we entered into the Sponsor Letter Agreement with IAC Sponsor, pursuant to which IAC Sponsor will receive certain board observer rights. Pursuant to the Sponsor Letter Agreement, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold shares representing at least two percent (2%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding, IAC Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings.

Stockholder Letter Agreement

Upon the closing of the Merger, we entered into the Stockholder Letter Agreement with certain Shift stockholders, providing for certain restrictions on transfer applicable to the shares issued in connection with the Merger. Generally, the Stockholder Letter Agreement prohibits, until November 15, 2021, the stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the closing date Merger consideration, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any closing date Merger consideration, whether any such transaction is to be settled by delivery of closing date Merger consideration or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii); provided that after May 15, 2021, these restrictions may become subject to certain exceptions, depending on whether the closing share price of our common stock reaches certain threshold levels.

Other Agreements and Transactions

The Company has retained CST to act as the Depositary, Morrow Sodali to act as the Information Agent and Wells Fargo to act as the Dealer Manager. Directors, officers and employees of either us or our affiliates or the Information Agent may contact holders of Public Warrants by hand, mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Public Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. CST and Morrow Sodali will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer.

9. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of Class A common stock of the Company immediately following the closing of the Merger by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 82,106,969 shares of common stock of the Company issued and outstanding as of the closing date of the Merger.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Class A Common Stock
Name and Address of Beneficial Owners	Number	% of class
Directors and Executive Officers:(1)
George Arison(2)	1,580,413	1.9%
Toby Russell(3)	1,296,541	1.6%
Cindy Hanford(4)	47,395	*
Sean Foy(5)	250,753	*
Victoria McInnis	—	—
Kellyn Smith Kenny	—	—
Jason Krikorian(6)	2,394,785	2.9%
Emily Melton(7)	2,206,309	2.7%
Adam Nash(8)	24,484	*
Manish Patel(9)	2,208,617	2.7%
All post-Merger directors and executive officers as a group (eleven individuals)	10,113,736	12.32%
5% or Greater Beneficial Owners:
Cohen & Company, LLC(10)	6,572,526	8.0%
Lithia Motors, Inc.(11)	13,813,238	16.8%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the following individuals is c/o Shift Technologies, Inc., 2525 16th Street, Suite 316, San Francisco, CA 94103.

(2)	Includes 177,545 shares of Class A common stock allocated to Mr. Arison and held in escrow, pursuant to the terms of the Merger Agreement. Includes 163,587 shares of Class A common stock, including their allocation of shares of Class A common stock held in escrow, held by Mr. Arison’s family members that Mr. Arison exercises voting control over pursuant to a permanent voting proxy, which shares Mr. Arison disclaims beneficial ownership of. Includes 336,042 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 112,014 shares would be subject to a right of repurchase in our favor.

(3)	Includes 109,944 shares of Class A common stock allocated to Mr. Russell and held in escrow, pursuant to the terms of the Merger Agreement. Includes 525,964 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 175,167 shares would be subject to a right of repurchase in our favor.

(4)	Includes 47,395 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 30,610 shares would be subject to a right of repurchase in our favor.

(5)	Includes 17,949 shares of Class A common stock allocated to Mr. Foy and held in escrow, pursuant to the terms of the Merger Agreement. Includes 124,952 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 78,360 shares would be subject to a right of repurchase in our favor.

(6)	Shares are held directly by DCM Affiliates Fund VIII, L.P., DCM Ventures China Fund (DCM VIII), L.P., DCM VIII, L.P., and A-Fund, L.P. As a General Partner of DCM Venture Capital, Mr. Krikorian may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Krikorian disclaims beneficial ownership of such shares.

(7)	Shares are held directly by Threshold Partners and Threshold Ventures I. As a managing partner of Threshold Ventures, Ms. Melton may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Ms. Melton disclaims beneficial ownership of such shares.

(8)	Includes 262 shares of Class A common stock allocated to Mr. Nash and held in escrow, pursuant to the terms of the Merger Agreement. Shares are held directly by the Adam and Carolyn Nash Family Trust. Includes 22,648 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 22,648 shares would be subject to a right of repurchase in our favor.

(9)	Shares are held directly by Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership and Highland Entrepreneurs’ Fund 9 Limited Partnership. As a general partner of Highland Capital Partners, Mr. Patel may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Patel disclaims beneficial ownership of such shares.

(10)	Includes shares held directly by Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC, each of which is managed by Cohen & Company, LLC. Also includes the 600,000 shares that INSU Pipe Sponsor, LLC, an entity managed by Cohen & Company, LLC, has purchased in the PIPE Investment.

(11)	Includes 1,970,824 shares of Class A common stock allocated to Lithia Motors, Inc. and held in escrow, pursuant to the terms of the Merger Agreement. The address of Lithia is 150 N. Bartlett Street, Medford, Oregon 97501.

10. FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in the Company’s Form 8-K filed on October 14, 2020 is incorporated herein by reference. The sections of the 2020 S-1 (defined below) entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Shift Technologies, Inc. Financial Statements—Condensed Consolidated Financial Statements as of and for the periods ended June 30, 2020 and 2019—” are also incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Selected Historical Consolidated Financial Information of IAC

The following table sets forth selected historical financial information derived from IAC’s unaudited financial statements as of and for the three and six months ended June 30, 2020 and 2019 and IAC’s audited financial statements as of and for the year ended December 31, 2019 and for the period from March 13, 2018 (inception) through December 31, 2018, each of which is included in the proxy statement/prospectus on Form 424B3, filed with the SEC on September 24, 2020 (the “Merger Prospectus”). Such financial information should be read in conjunction with the audited and unaudited financial statements and related notes included in the Merger Prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following summary financial information in conjunction with the section entitled “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and IAC’s financial statements and the related notes Merger Prospectus.

(in thousands, except share and per-share data)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	For the Period from March 13, 2018 (inception) Through December 31, 2018
Statement of Operations Data:
Operating expenses	$1,381	$240	$1,724	$300	$764	$2
Loss from operations	(1,381)	(240)	(1,724)	(300)	(764)	(2)
Other income
Interest income on marketable securities	38	898	705	958	2,593	—
Provision for income taxes	1	(179)	(132)	(182)	(502)	—
Net income (loss)	$(1,341)	$479	$(1,150)	$475	$1,327	$(2)

Basic and diluted net (loss) income per share, Class A	$0.00	$0.04	$0.03	$0.05	$0.13	$—
Weighted average shares outstanding, of Class A redeemable common stock, basic and diluted	15,065,000	15,065,000	15,065,000	15,065,000	15,065,000	—
Basic and diluted net (loss) income per share, Class A and Class B	$(0.24)	$(0.03)	$(0.29)	$(0.04)	$(0.10)	$(0.01)
Weighted average shares outstanding, of Class A and Class B non-redeemable common stock, basic and diluted	5,588,333	5,203,833	5,588,333	5,397,083	5,462,872	4,508,333

Balance Sheet Data:
Cash	—	—	$308	$675	$407	$25
Cash and marketable securities held in Trust Account	—	—	$153,689	$151,608	$153,238	$—
Total assets	—	—	$154,185	$152,445	$153,719	$126
Common stock subject to possible redemption	—	—	$140,437	$140,737	$141,588	$—
Total stockholders’ equity	—	—	$5,000	$5,000	$5,000	$23

Selected Historical Consolidated Financial Information of Shift

The following table sets forth selected historical consolidated financial information of Shift. Shift’s income statement data for the year ended December 31, 2019, 2018 and 2017 and balance sheet data as of December 31, 2019 and 2018 are derived from Shift’s audited consolidated financial statements included in the Merger Prospectus.

The following information is only a summary and should be read in conjunction with Shift’s consolidated financial statements and related notes contained in the Merger Prospectus and information discussed under “Shift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Merger Prospectus. The historical results included below and in the Merger Prospectus are not indicative of Shift’s future performance.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue
Ecommerce revenue – net	$135,277	$122,889	$88,870
Other revenue	3,150	2,617	1,931
Wholesale vehicle revenue	27,808	6,306	3,737
Total revenue	166,235	131,812	94,538
Cost of sales	167,997	126,423	89,999
Gross profit	(1,762)	5,389	4,539
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570
Depreciation and amortization	3,221	2,530	1,567
Total operating expenses	75,081	47,227	30,137
Loss from operations	(76,843)	(41,838)	(25,598)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469

	Three Months Ended, June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Ecommerce revenue – net	$27,468	$35,949	$49,384	$75,731
Other revenue	1,215	964	1,897	1,673
Wholesale vehicle revenue	3,758	5,547	11,112	15,623
Total revenue	32,441	42,460	62,393	93,027
Cost of sales	28,868	42,841	55,478	93,223
Gross profit	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	14,633	15,566	28,079	38,032
Depreciation and amortization	1,096	729	2,077	1,296
Total operating expenses	15,729	16,295	30,156	39,328
Loss from operations	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest and other income (expense)	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113

Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2020	2019	2018
Cash and cash equivalents	$23,087	$42,976	$71,395
Vehicle Inventory	$15,610	$18,198	$43,072
Total assets	$60,523	$82,769	$138,719
Flooring line of credit	$6,682	$16,245	$27,385
Total current liabilities	$19,897	$24,166	$38,645
Total liabilities	$47,477	$39,435	$47,527
Convertible preferred stock	$223,631	$223,631	$213,461
Total stockholders’ deficit	$(210,585)	$(180,297)	$(122,269)

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Merger as if it had been consummated as of that date. The following unaudited pro forma combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Merger as if it had occurred as of January 1, 2019. This information should be read together with Shift’s and IAC’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Registration Statement on Form S-1, filed with the SEC on November 2, 2020 (the “2020 S-1”).

The following unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

●	Shift’s unaudited historical condensed consolidated balance sheet as of June 30, 2020, as included in the 2020 S-1; and

●	IAC’s unaudited historical condensed balance sheet as of June 30, 2020, as included in the 2020 S-1.

The following unaudited pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

●	Shift’s unaudited historical condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2020, as included in the 2020 S-1; and

●	IAC’s unaudited historical statement of operations for the six months ended June 30, 2020, as included in the 2020 S-1.

The following unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

●	Shift’s audited historical consolidated statement of operations and comprehensive loss for the year ended December 31, 2019, as included in the 2020 S-1; and

●	IAC’s audited historical statement of operations for the year ended December 31, 2019, as included in the 2020 S-1.

Accounting for the Merger

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, IAC, who was the legal acquirer in the Merger, is treated as the “acquired” company for financial reporting purposes and Shift is treated as the accounting acquirer. This determination was primarily based on Shift having a majority of the voting power of the Company, Shift’s senior management comprising substantially all of the senior management of the Company, the relative size of Shift compared to IAC, and Shift’s operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of IAC. The net assets of IAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Shift.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the Company. The adjustments presented on the following unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the Company will experience. Shift and IAC did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

	Shift	IAC	Pro Forma Combined
Statement of Operations Data – Six Months Ended June 30, 2020
Revenues	$62,393	$—	$62,393
Cost of revenues	55,478	—	55,478
Operating expenses	30,156	1,724	30,735
Operating loss	(23,241)	(1,724)	(23,820)
Net loss	(31,324)	(1,150)	(31,903)
Net income (loss) per common share – basic and diluted		0.03	(0.39)

Balance Sheet Data – As of June 30, 2020
Total current assets	$44,014	$371	$344,804
Total assets	60,523	154,185	361,313
Total current liabilities	19,897	2,329	20,445
Total liabilities	47,477	8,748	31,527
Total stockholders’ (deficit) equity	(210,585)	5,000	329,786

Statement of Operations Data – Year ended December 31, 2019
Revenues	$166,235	$—	$166,235
Cost of revenues	167,997	—	167,997
Operating expenses	75,081	765	75,846
Operating loss	(76,843)	(765)	(77,608)
Net (loss) income	(80,483)	1,326	(81,248)
Net income (loss) per common share – basic and diluted		0.13	(0.99)

Book value per share

IAC’s book value per common share as of June 30, 2020 was $0.33. Our pro forma book value per common share as of June 30, 2020 was $4.02.

11. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i. there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii. no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

iv. there shall not have occurred:

a. any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b. any material adverse change in the price of the shares of Class A common stock in U.S. securities or financial markets;

c. a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d. any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e. a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

v. at least 65% of the Public Warrants (which is the minimum number required to amend the Warrant Agreement) are tendered in the Offer and Consent Solicitation.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer and Consent Solicitation, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer and Consent Solicitation if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer and Consent Solicitation, all Public Warrants tendered by a Public Warrant holder in connection with the Offer will be returned to such Public Warrant holder and the Public Warrants will expire in accordance with their terms on October 12, 2025, at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer and Consent Solicitation, (b) extend the Offer and Consent Solicitation, or (c) otherwise amend the Offer and Consent Solicitation in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer and Consent Solicitation described above. Irrespective of any amendment to the Offer and Consent Solicitation, all Public Warrants previously tendered pursuant to the Offer and Consent Solicitation and not accepted for exchange or withdrawn will remain subject to the Offer and Consent Solicitation and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition to the Offer and Consent Solicitation, we will disseminate promptly additional information to you. In addition, we will extend the Offer and Consent Solicitation to the extent required by the Exchange Act. We may, if we deem appropriate, extend the Offer and Consent Solicitation for any other reason. In addition, if the exchange ratio for shares of Class A common stock to Public Warrants is adjusted, the Offer and Consent Solicitation will remain open at least ten (10) business days from the date we first give notice of such change to Public Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer and Consent Solicitation by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the [Dow Jones News Service, Globe Newswire] or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Public Warrants have been accepted for exchange pursuant to the Offer and Consent Solicitation), or the exchange for, Public Warrants subject to the Offer and Consent Solicitation is delayed or if we are unable to accept for exchange, or exchange for, Public Warrants pursuant to the Offer and Consent Solicitation, then, without prejudice to our rights under the Offer and Consent Solicitation, tendered Public Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the shares of Class A common stock for Public Warrants which we have accepted for exchange pursuant to the Offer and Consent Solicitation is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Public Warrants may also be withdrawn if the Company has not accepted the Public Warrants for exchange by [●], 2020.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer and Consent Solicitation. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Offer to exchange of Public Warrants for cash and Class A common stock and of the adoption of the Warrant Amendment pursuant to the Consent Solicitation. This discussion is limited to holders that own our Public Warrants as capital assets, within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a holder based on his, her or its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Class A common stock; holders that hold Public Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; or holders that received their Public Warrants as compensation for the performance of services; certain U.S. expatriates; “controlled foreign corporations” within the meaning of Section 957(a) of the code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code; investment funds and their investors; and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Public Warrants for cash and Class A common stock pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained by a court.

This discussion is for general information only, is not tax advice and is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Public Warrants for our Class A common stock, the adoption of the Warrant Amendment, or relating to the ownership and disposition of our Class A common stock. Public Warrant holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt of cash and Class A common stock in exchange for the Public Warrants, the adoption of the Warrant Amendment, and of the ownership and disposition of our Class A common stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, the Medicare tax on net investment income or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of Public Warrants that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of Public Warrants (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

If an entity treated as a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes holds Public Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Public Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Public Warrants for Class A common stock pursuant to the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Public Warrant holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Public Warrants Pursuant to the Offer.

U.S. Holders

We intend to treat the exchange of Public Warrants for cash and Class A common stock pursuant to the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which a U.S. holder should generally not recognize loss upon the exchange of Public Warrants for cash and Class A common stock but should generally recognize gain on the exchange equal to the lesser of (i) the excess, if any, of the amount of the cash payment plus the fair market value of the Class A common stock received in the exchange over the U.S. holder's adjusted tax basis in the Public Warrants surrendered therefor, and (ii) the amount of the cash payment. A U.S. holder's tax basis in the Class A common stock received in the exchange should generally be the same as the U.S. holder's adjusted tax basis in the Public Warrants surrendered, decreased by the cash payment and increased by the gain recognized on the exchange. A U.S. holder's holding period in the Class A common stock received should include its holding period for the Public Warrants surrendered. Any gain recognized on the exchange generally will be capital gain and generally will be long-term capital gain if, at the time of the exchange, the Public Warrants surrendered in the exchange have been held for more than one year. Special tax basis and holding period rules apply to holders that acquired different blocks of Public Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Long-term capital gain recognized by a non-corporate U.S. holder on the exchange of Public Warrants pursuant to this offering generally will be subject to tax at a reduced rate.

Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally should not be subject to U.S. federal income tax on gain realized upon the exchange of Public Warrants for cash and Class A common stock, unless:

(i)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States; or

(ii)	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met;

(iii)	we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty). We believe we are not, have not been at any point, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Additional Considerations

There is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Public Warrants for cash and our Class A common stock. Accordingly, there can be no assurance regarding the intended reorganization treatment described above and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Public Warrants for cash and our Class A common stock were successfully challenged by the IRS and such exchange was not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A common stock described below under “Ownership and Disposition of Class A Common Stock.”

Certain Public Warrant holders, such as those that hold five percent or more of our Class A common stock prior to the exchange, or Public Warrants and other securities of ours prior to the exchange with a tax basis of  $1 million or more, will generally be subject to certain information filing and record retention requirements. Public Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

U.S. Holders that do not Exchange Public Warrants pursuant to the Offer

Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendment as a deemed exchange of existing “old” Public Warrants for “new” Public Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the deemed exchange of Public Warrants for “new” Public Warrants, (ii) a U.S. Holder’s aggregate tax basis in the “new” Public Warrants deemed to be received in the exchange should generally equal its aggregate tax basis in its existing Public Warrants, and (iii) a U.S. Holder’s holding period for the “new” Public Warrants deemed to be received in the exchange should generally include its holding period for the surrendered Public Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Public Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. There is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of  “old” Public Warrants for “new” Public Warrants as a result of the adoption of the Warrant Amendment. Accordingly, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of  “old” Public Warrants for “new” Public Warrants as a result of the adoption of the Warrant Amendment were successfully challenged by the IRS and such deemed exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A common stock described below under “Ownership and Disposition of Class A Common Stock.”

Certain Public Warrant holders, such as those that hold five percent or more of our Class A common stock prior to the adoption of the Warrant Amendment, or Public Warrants and other securities of ours prior to the adoption of the Warrant Amendment with a tax basis of $1 million or more, will generally be subject to certain information filing and record retention requirements. Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Ownership and Disposition of Class A Common Stock

U.S. Holders

Dividends and Distributions

Distributions with respect to our Class A common stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in our Common stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in under “- Sale or Other Disposition of Class A Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders generally will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders generally will be entitled to a dividends received deduction in respect of the amount of distributions treated as dividends received on our Class A common stock, subject to applicable limitations.

Sale or Other Disposition of Class A Common Stock

Gain or loss realized on the sale or other disposition of our Class A common stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s tax basis in the Class A common stock disposed and the amount realized on the disposition. The deductibility of capital losses is subject to limitations under the Code. Any capital gain or loss realized on a sale or other disposition of our Class A common stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A common stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.

Non-U.S. Holders

Dividends and Distributions

Subject to the discussion below under “- Foreign Account Tax Compliance Act,” dividends with respect to our Class A common stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing a non-U.S. holder’s basis in our Class A common stock and, to the extent it exceeds such basis, as gain from the disposition of our Class A common stock, which would generally be treated as described under “Sale or Other Disposition of Class A Common Stock” below. The full amount of any distributions to a non-U.S. holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (described below) we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income.

Sale or Other Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized upon the sale or other disposition of our Class A common stock, unless:

(iv)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States; or

(v)	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met;

(vi)	we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty). We believe we are not, have not been at any point, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.

Payment of the proceeds of the Offer, of distributions on our Class A common stock and the proceeds of the sale or other disposition of our Class A common stock, and any tax withheld with respect thereto, is subject to information reporting requirements. U.S. backup withholding will also generally apply (at a rate of 24%) to such payments to U.S. holders who fail to provide a valid taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and to certify under penalties of perjury that the number is correct and that the Public Warrant holder is exempt from backup withholding (generally by providing an IRS Form W-9). Non-U.S. Holders are also subject to backup withholding unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Payments of the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder, or beneficial owner thereof, as applicable, certifies that it is a Non-U.S. Holder on IRS Form W-8BEN-E or W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient. Unless an exemption applies under the applicable law and regulations, backup withholding (currently 24%) on the gross cash proceeds payable to a U.S. holder or other payee pursuant to the Offer must be withheld and remitted to the IRS unless such holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the warrant holder is exempt from backup withholding (generally by providing an IRS Form W-9). In addition, the gross proceeds payable to a U.S. holder of Public Warrants in the Offer will be subject to U.S. information reporting. To avoid backup withholding, each tendering Public Warrant holder that is a U.S. holder should complete and sign the Form W-9 included as part of the Letter of Transmittal and Consent so as to provide the information and certification necessary, unless the Public Warrant holder otherwise establishes to the satisfaction of the Depositary that the warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS.

In order for a non-U.S. holder to qualify as an exempt recipient, such holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that Public Warrant holder's exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Public Warrants where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Foreign Account Tax Compliance Act (FATCA)

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of our Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such FATCA withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to FATCA withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury (generally on an IRS Form W-8BEN-E). We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA and related certifications on their investment in our Class A common stock.

13. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Item 13. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

An investment in our shares of Class A common stock involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 25, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 13, 2020 and our Current Report on Form 8-K filed on October 14, 2020, as amended on November 16, 2020, for a discussion of risks relating to our business and an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Class A common stock and Public Warrants could decline.

The Warrant Amendment, if approved, will allow us to require that all outstanding Public Warrants be exchanged for cash and shares.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Public Warrants, the Company will have the right to require holders of all outstanding Public Warrants, including holders who do not wish to participate and did not participate in the Offer, to exchange their Public Warrants for 0.25 shares of Class A common stock and $1.00 in cash, without interest, thus eliminating all of the outstanding Public Warrants.

There is no guarantee that your decision whether to tender your Public Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its shares of Class A common stock in the future following the completion of the Offer. If you choose to tender some or all of your Public Warrants in the Offer, certain future events (including, without limitation, those described in “The Offer and Consent Solicitation, Section 5.E, Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Public Warrants. Similarly, if you do not tender your Public Warrants in the Offer, you will continue to bear the risk of ownership of your Public Warrants after the closing of the Offer, and there can be no assurance that you can sell your Public Warrants (or exercise them for shares of Class A common stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should carefully review the terms of the Public Warrants, including the Warrant Agreement governing the Public Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Public Warrants may affect your individual situation.

There is no assurance that a significant number of Public Warrants will be tendered in the Offer.

There is no assurance that any significant number of Public Warrants will be tendered in the Offer. Moreover, even if a significant number of Public Warrants are tendered in the Offer, there is no assurance that the market price of our shares of Class A common stock will increase. The price of our shares of Class A common stock and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which the dilutive impact of our outstanding Public Warrants, or overhang, is only one. Eliminating or significantly reducing our Public Warrant overhang will not generate any capital for the Company.

The market price of our shares of Class A common stock will fluctuate, which may adversely affect Public Warrant holders who tender their Public Warrants for shares.

The market price of our shares of Class A common stock will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which such shares are issued to tendering Public Warrant holders. Accordingly, the market price of such shares upon settlement of the Offer could be less than the price at which the Public Warrants could be sold. The Company does not intend to adjust the Exchange Consideration for Public Warrants based on any fluctuation in the share price of our Class A common stock.

Resales of the additional shares of Class A common stock issued pursuant to the Offer may adversely affect the price of such shares.

Shares of Class A common stock issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of such shares, if the holders of the Public Warrants were to sell a significant portion of such shares obtained from the Offer, such sales could have a negative impact on the trading price of our shares of Class A common stock.

Our Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our Warrant Amendment will provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

14. THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER

We have retained Continental Stock Transfer& Trust Company, to act as the Depositary, and Morrow Sodali LLC, to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We also retained Wells Fargo to act as the Dealer Manager in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Public Warrants pursuant to the Offer. Public Warrant holders holding Public Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Public Warrant holders tender Public Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Public Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

15. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020.

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, filed with the SEC on May 14, 2020, August 13, 2020, and November 16, 2020, respectively.

3. Current Report on Form 8-K filed with the SEC on October 14, 2020, as amended on November 16, 2020.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

Shift Technologies, Inc.

Attention: Amanda Bradley

Head of Legal

650-246-9966

amandab@shift.com

Sincerely,

Shift Technologies, Inc.

2525 16th Street, Suite 316

San Francisco, California 94103

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and Consent and certificates representing Public Warrants, and any other required documents should be sent or delivered by each holder of Public Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

IF DELIVERING BY MAIL, HAND OR COURIER:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

1 State Street—30th Floor

New York, NY 10004

Attention: Corporate Actions Department

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue, 3rd Floor

Stamford, CT 06902

Individuals, please call toll-free: (800) 662-5200

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Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the offer may also be directed to the Information Agent.

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [●], 2020 by and between Shift Technologies, Inc., a Delaware corporation f/k/a Insurance Acquisition Corp. (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of March 19, 2019 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the written consent of the Registered Holders of 65% of the outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of Public Warrants to exchange all of the outstanding Public Warrants for shares of the Company’s Class A common stock, par value $0.0001 per share, and cash on the terms and subject to the conditions set forth herein; and

WHEREAS, following a consent solicitation undertaken by the Company, the Registered Holders of more than 65% of the outstanding Public Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6A.2 below, for shares of Common Stock, at the exchange rate of 0.225 shares of Common Stock and $0.90 in cash for every Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). The aggregate Consideration payable to each former Registered Holder shall be rounded up to the nearest whole share after multiplying the aggregate number of outstanding Warrants held by such former Registered Holder by the Consideration.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.

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2. Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law and Exclusive Forum. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this Section 2.2 will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

2.3 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

SHIFT TECHNOLOGIES, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]

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